Exhibit 99.1

Walter Industries Settles All Litigation With Convertible Senior Subordinated Note Holders

- Mueller Water Products Spin-Off to Proceed as Previously Announced -

- Company Expects Board of Directors to Rescind Walter Industries Stock Split -

          TAMPA, Fla., Nov. 27 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that it has reached a settlement with CC Arbitrage, Ltd. (CCA) and CNH CA Master Account, L.P. (CNH) (collectively the “note holders”) of all litigation, including the motions for preliminary injunction brought by CCA and CNH, related to Walter Industries’ 3.75% Convertible Senior Subordinated Notes (“Notes”).

          The note holders have agreed to dismiss all claims and withdraw their motions for preliminary injunction related to the spin-off of Mueller Water Products and the stock split of Walter Industries, in each case with prejudice. The note holders have also agreed to immediately convert their Notes into shares of the Company’s common stock, in exchange for an inducement premium and other cash payable upon conversion. The combined principal balance of Notes held by the note holders totals approximately $89.1 million and is being converted into approximately 5.0 million shares of Walter Industries common stock.

          In conjunction with this settlement, the Company expects that its Board of Directors will rescind the previously announced Walter Industries two-for-one stock split.

          “We are very pleased to resolve these issues with our note holders. The settlement allows the Mueller Water Products spin-off to proceed to completion as scheduled on Dec. 14, 2006,” said Chairman and CEO Gregory E. Hyland. “Additionally, because the Walter Industries stock split is no longer necessary to protect the shareholders’ interests, management will recommend that the Board of Directors rescind it.”

          As previously announced, the distribution of Mueller Water Products Series B shares will take place in the form of a tax-free, pro-rata distribution to Walter Industries’ shareholders of record as of Dec. 6, 2006. Including all the conversions to date, including those of the note holders mentioned above, there are approximately 51.1 million outstanding shares of Walter Industries common stock. Based on this number of outstanding shares, Walter Industries’ shareholders would receive a distribution ratio of approximately 1.68 shares of Mueller Water Products Series B common stock for each share of Walter Industries common stock. However, the distribution ratio could be reduced further to the extent that additional shares of Walter Industries common stock are issued as a result of any additional conversions of the Company’s Convertible Senior Subordinated Notes or the exercise of outstanding stock options prior to the close of business on the Dec. 6, 2006 record date for the distribution. If the remaining balance of the Company’s Convertible Senior Subordinated Notes of approximately $16.3 million were converted, the distribution ratio would decrease to approximately 1.65.

          About Walter Industries

          Walter Industries, Inc. is a diversified company with consolidated annual revenues of approximately $3.1 billion. The Company is a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Walter Industries is also the majority shareholder of Mueller Water Products (NYSE: MWA), a leading water infrastructure, flow control and water transmission products company. Including Mueller Water, the Company employs approximately 10,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

          Safe Harbor Statement

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, changes in law, potential changes in the mortgage-backed capital markets, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the spin-off of Mueller Water Products, Inc. and any other strategic action that may be pursued. Risks associated with forward- looking statements are more fully described in the Company’s and Mueller Water Products’ filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
          -0-                                                  11/27/2006
          /CONTACT:  Investors, Mark H. Tubb, Vice President - Investor Relations, +1-813-871-4027, or mtubb@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries, Inc./
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          (WLT MWA)